Exhibit 5.1

[LETTERHEAD OF ARKANSAS WESTERN GAS COMPANY]

June 9, 2005

Southwestern Energy Company
2350 N. Sam Houston Pkwy. E.
Suite 300
Houston, Texas 77032

Ladies and Gentlemen:

I am General Counsel of Arkansas Western Gas Company, a subsidiary of Southwestern Energy Company, an Arkansas corporation (the "Company"), and as such have acted as the Company's advisor in connection with the certain legal matters relating to the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Registration Statement on Form S-8 (the "Registration Statement") relating to 300,000 shares of common stock, par value $.10 per share (the "Shares"), issuable pursuant to the Southwestern Energy Company 401(k) Savings Plan (the "Plan").

In rendering the following opinion, I have reviewed the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinion expressed below. In rendering the opinion expressed below, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies.

Based on the foregoing, I am of the opinion that the Shares registered pursuant to the Registration Statement to which this opinion is an exhibit, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

I am a member of the Bar of the State of Arkansas. In rendering this opinion, I express no opinion other than as to the laws of the State of Arkansas.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in a category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Jeffrey L. Dangeau
Jeffrey L. Dangeau
General Counsel
Arkansas Western Gas Company